                                                                    Exhibit 10.1

                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

         This Amendment is made as of October 11, 2000 by and among PopMail.com, inc., a Minnesota corporation ("Popmail"), Fan Asylum Inc., a California corporation ("Fan Asylum") and Tim McQuaid ("Shareholder").

         WHEREAS, Popmail, Shareholder and Fan Asylum are parties to a Stock Purchase Agreement dated as of June 14, 2000 (the "Purchase Agreement"); and

         WHEREAS, the parties desire to amend the Purchase Agreement.

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree to amend the Purchase Agreement as follows:

1. Capitalized terms used in this Amendment and not defined will have the same meanings as in the Purchase Agreement.

2. Popmail and Shareholder hereby agree to accelerate Shareholder's rights pursuant to Section 5.04 of the Purchase Agreement as described in this paragraph. On October 11, 2000 or a date mutually acceptable to Popmail and Shareholder (the "Closing Date"), Shareholder will be authorized to exercise his right, subject to the other terms and conditions of this Amendment. On the Closing Date, Shareholder will put to Popmail the 800,000 Initial Shares at a Put Price of $2.50 per share, payable in cash. Popmail and Shareholder agree to take any and all actions necessary and appropriate to facilitate this transaction by instructing the Bank to draw down an the Letter of Credit, and send the proceeds (subject to the provisions of Paragraph 3 hereunder) to Shareholder and causing the Escrow Agent to release the collateral securing the Letter of Credit.

3. On the Closing Date, Shareholder agrees to purchase from Popmail, and Popmail agrees to sell to Shareholder, that number of shares of the Popmail's common stock (the "New Shares") that can be purchased for $400,000 at a per share price equal to the Fair Market Value of the common stock. The "Fair Market Value" of the common stock will be the average closing share price for the five (5) trading days prior to the Closing Date (adjusted, if appropriate, for the effects of a one-for-ten reverse stock split effective October 12, 2000). On the Closing Date, Shareholder will pay $400,000 in cash to Popmail by wire transfer, and Popmail will cause to be issued a certificate for the New Shares. Popmail and Shareholder mutually agree that this $400,000 will be paid by the bank's delivery of said sum out of the $2,000,000 described in paragraph 2. The New Shares will be validly issued, fully paid and non-assessable shares of common stock of Popmail. Shareholder acknowledges that, if the certificate for the New Shares is issued on or before October 11, 2000, the number New Shares will be further adjusted for a one-for-ten reverse stock split effective October 12, 2000.

4. Shareholder and Purchaser agree that the certificate for the New Shares will be delivered to the Escrow Agent on the Closing Date and will held pursuant to the terms of the Escrow Agreement as if they were part of the Purchase Price Shares. Shareholder and Popmail agree to execute any amendment to the Escrow Agreement necessary for these purposes. In addition to other restrictions imposed by law and the restrictions and rights set forth in the Escrow Agreement, the New Shares shall be subject to lock-up and restricted pursuant to Section 5.05 of the Purchase Agreement as if they were part of the Purchase Price Shares. Further, the parties agree that the

     New Shares will be treated as though they were Purchase Price Shares under all other provisions of the Stock Purchase Agreement, the Escrow Agreement and the Registration Rights Agreement.

5. Popmail agrees that on the Closing Date it will use $206,000 of the purchase price paid for the New Shares to pay the George and Maire McKeever Revocable Trust (the "Trust") in satisfaction of all amounts owed by Fan Asylum to the Trust as referred to in Schedule 4.17 and 4.32 of the Purchase Agreement. Popmail agrees that within five (5) business days after the Closing Date it will use $80,000 of the purchase price paid for the New Shares to repay Tim McQuaid a portion of the obligation of Fan Asylum to Tim McQuaid as referred to in the Schedules to the Purchase Agreement; provided, that this payment will not be due until the -------- closing date of a private placement of equity securities with gross proceeds of at least $4,000,000 (a "Qualifying Private Placement").

6. Shareholder agrees that Section 5.07 of the Purchase Agreement is hereby amended so that the final $200,000 Working Capital installment due on September 1, 2000 shall be due as follows. Working Capital payments of $50,000, $100,000 and $50,000 will be due on October 15, 2000, November 15,
     2000 and December 15, 2000, respectively; provided, that no Working Capital payments will be due until the closing date of a Qualifying Private Placement; and provided further, that any unpaid balance of such $200,000 in payments will be due and payable in full on the closing date of a Qualifying Private Placement.

7. Shareholder acknowledges that Popmail is amending the Strategic Artists Incentive Plan established under Section 5.06 of the Purchase Agreement to reduce the number of shares reserved for issuance under the Plan to 500,000 shares. Shareholder agrees that Popmail shall have no obligation to increase the number of shares issuable under this Plan to more than 500,000 (appropriately adjusted for stock splits, share combinations and similar events).

8. Section 1.09 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "1 .09 Earn Out Shares. Notwithstanding the amount of the Purchase Price, Shareholder shall have no rights to or in the Earn Out Shares until such Earn Out Shares, if any, become "Vested Earn Out Shares" as defined below. On June 14, 2001, Popmail shall contribute the Vested Earn Out Shares to the Escrow Agent to be deposited in the Earn out Shares Account (as defined in the Escrow Agreement) to be distributed as set forth in the Escrow Agreement. One-third (1/3) of the Earn Out Shares shall become vested ("Vested Earn Out Shares") on each of the dates June 14, 2001, June 14, 2002 and June 14, 2003. Popmail and Shareholder acknowledge that Shareholder may, by letter to Escrow Agent, designate any portion of the Earn Out Shares to be distributed to certain employees of Fan Asylum (subject to all the terms and conditions of the Purchase Agreement and the Escrow Agreement).

Except as expressly provided herein, the Purchase Agreement will remain effective in all respects.

IN WITNESS WHEREOF, this Amendment has been signed by the parties hereto as of October 11, 2000.

POP.MAIL.COM, INC.


By         /s/ Steve Spohn                              /s/ Tim McQuaid
   -----------------------------------       -----------------------------------
Its               CFO
   -----------------------------------


FAN ASYLUM, INC.


By         /s/ Tim McQuaid
   -----------------------------------
Its           President
   -----------------------------------


110562